Exhibit 5.2

OPINION OF MERITS & TREE LAW OFFICES

REGARDING CERTAIN PRC LAW MATTERS

MERITS & TREE LAW OFFICES

5th Floor, Raffles City Beijing Office Tower, No.1 Dongzhimen South Street,

Dongcheng District, Beijing 100007, China

T. (86 10) 5650 0900｜F. (86 10) 5650 0999

March 9, 2021

Bit Digital, Inc.

33 Irving Place

New York 10003

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this Opinion as defined below, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan region) and as such are qualified to issue this OPINION OF MERITS & TREE LAW OFFICES REGARDING CERTAIN PRC LAW MATTERS (this “Opinion”) with respect to all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect).

We are acting as your PRC legal counsel in connection with the sale by the selling shareholder, including (a) up to 412,500 shares issuable to an institutional investor of the Company as identified in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”), upon conversion by the institutional investor of senior convertible notes due May 5, 2021; and (b) up to 6,000,000 shares issuable to the institutional investor under a Purchase Agreement dated as of January 11, 2021 (the “Offering”).

For the purpose of the Offering, we have been requested to issue this Opinion with regard to PRC Laws relating to certain PRC legal matters set forth below.

1.	Definitions

As used herein, the following terms are defined as follows:

“Company”	refers to Bit Digital, Inc.

“Opinion”	refers to this OPINION OF MERITS & TREE LAW OFFICES REGARDING CERTAIN PRC LAW MATTERS.

“PRC”	refers to the People’s Republic of China, for the purpose of issuing this Opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan region.

“PRC Laws”	refers to all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof. There is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

“PRC Authorities”	refers to any competent national, provincial or local governmental, regulatory or administrative authority, agency, or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Registration Statement”	refers to the Company’s registration statement on Form F-1 including all amendments or supplements thereto.

“SEC”	refers to the Securities and Exchange Commission.

“Act”	refers to the Securities Act of 1933, as amended.

2.	Documents and Assumptions

For the purpose of issuing this Opinion, we have examined copies of the Registration Statement, corporate records, agreements, statements provided by the Company and other documents provided to us as we have considered necessary and appropriate for the purpose of rendering this Opinion.

In rendering this Opinion expressed below, we have assumed without further inquiry:

(a)	the genuineness of all the signatures, seals and chops, the authenticity of all documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies, and the authenticity of such originals;

(b)	the documents which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(c)	the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(d)	in response to our inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company, relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by government agency and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the PRC Laws.

In giving this Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and may rely upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company (if necessary). For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws and accordingly express no legal opinion herein based upon any laws other than the PRC Laws.

3.	Opinions

Based upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinions that, as of the date hereof, so far as the PRC Laws are concerned:

(1)	The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(2)	According to the Share Purchase Agreement dated September 8, 2020, the Company sold Point Cattle Holdings Limited and its subsidiaries and variable interest entities to a BVI company.

To the best of our knowledge after due inquiry, the Company has not received any administrative penalty for its historical peer-to-peer lending business as of the date of this Opinion. Nevertheless, uncertainties still exist since the PRC law system also contains government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. Therefore, the Company may be subject to fines, other administrative sanctions and criminal liability.

(3)	Bitcoin mining operations in mainland China are not prohibited by the existing PRC laws enacted by the National People’s Congress and its Standing Committee, as well as by the PRC administrative regulations enacted by the State Council publicly.

However, some local governments of the PRC, including the regions where the Company’s miners are placed currently, issued special limitations to bitcoin mining operations in the past and other local governments of the PRC may issue similar limitations in the future.

(4)	Foreign enterprises engaged in profit-making activities in the PRC shall either (i) establish a foreign-invested entity in the PRC, or (ii) obtain the approval (if prerequisite) and complete the registration procedures from the market regulatory administration for registration upon the approval of the State Council and the competent agencies authorized by the State Council. Without the approval and/or the registration by the PRC Authorities, the foreign enterprises may not conduct production and operation activities within the territory of the PRC.

As of the date hereof, the Company does not own any PRC subsidiaries or variable interest entities, nor has it obtained any approval or license in the PRC, which may lead to penalties such as warning, fine, confiscation of illegal income, or suspension of business for rectification on a case-by-case basis of the PRC Authorities’ discretion under the PRC Laws.

According to the statement provided by the Company, the Company has initiated the process of forming a subsidiary in Shenzhen, PRC.

(5)	The statements set forth in the Registration Statement under the heading “People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under the PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

4.	Qualifications and Limitations

The foregoing opinion is further subject to the following qualifications:

(1)	this Opinion is rendered only with respect to the PRC Laws and we express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(2)	the PRC Laws referred to herein are currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect;

(3)	this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(4)	this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any PRC Authority in exercising their authorities in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and further consent to the reference to our name under the sections entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Business”, “Taxation” and “Legal Matters” in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Merits & Tree Law Offices

Merits & Tree Law Offices

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